Exhibit 99.1

Media Contact:

Julie Cram

Motient Corporation/TerreStar Networks

703.483.7824

julie.cram@terrestar.com

TerreStar Announces Offering of Debt Securities

Motient Announces Conditional Call on Senior Notes

Reston, VA and Lincolnshire, IL January 29, 2007 – TerreStar Networks Inc. (“TerreStar”), a majority-owned subsidiary of Motient Corporation (“Motient”)(MNCP), announced today that it intends to offer Senior Secured Discount Notes due 2015 for expected aggregate gross proceeds of $450.0 million. TerreStar intends to use approximately $72.0 million of the net proceeds from the offering to repay debt due to Motient and the remainder for working capital and general corporate purposes, including the buildout of TerreStar’s integrated satellite and terrestrial network.

Motient announced today a conditional call for its Senior Secured Notes due 2007 (the “Motient Senior Notes”). Motient will use cash on hand and the approximately $72.0 million of proceeds received from TerreStar to repay the Motient Senior Notes. The conditional call on the Motient Senior Notes is conditioned upon the closing of the offering of the TerreStar notes.

TerreStar’s private offering, which is subject to market and other customary conditions, will be made within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the new TerreStar notes.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of Motient Corporation (MNCP), plans to build, own and operate North America’s first next-generation integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. With a first-to-market launch strategy in 2008, TerreStar expects to offer customer-designed products and applications over a fully optimized 4G IP network.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results.

We assume no obligation to update or supplement such forward-looking statements.

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